================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 11)

                         ------------------------------

                                 ESG RE LIMITED
                                (Name of Issuer)

 COMMON STOCK, $1.00 PAR VALUE PER SHARE                             000G312151
    (Title of class of securities)                                (CUSIP number)

                                 NEIL H. KOFFLER
                               SC FUNDAMENTAL LLC
                              420 LEXINGTON AVENUE
                                   SUITE 2601
                               NEW YORK, NY 10170
                                 (212) 888-9100
            (Name, address and telephone number of person authorized
                     to receive notices and communications)

                                 WITH A COPY TO:

                             DAVID E. ZELTNER, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                          NEW YORK, NEW YORK 10153-0119
                                 (212) 310-8000

                                FEBRUARY 24, 2003
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-(g), check the following box. [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act. (However, see the Notes.)

                         (Continued on following pages)

                                    (Page 1)


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

--------------------------------------------------------------------                 -----------------------------------------------
CUSIP No. 000G312151                                                      13D                                               Page 2
--------------------------------------------------------------------                 -----------------------------------------------
-------------------------     ---------------------------------------------------------------- -------------------------------------
           1                  NAME OF REPORTING PERSON                                         SC FUNDAMENTAL VALUE FUND, L.P.
                              S.S. OR I.R.S. IDENTIFICATION NO.
                              OF ABOVE PERSON
-------------------------     ------------------------------------------------------------------------------------------------------
           2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                      (a) [X]
                                                                                                                     (b) [ ]
-------------------------     ------------------------------------------------------------------------------------------------------
           3                  SEC USE ONLY
-------------------------     ------------------------------------------------------------------------------------------------------
           4                  SOURCE OF FUNDS:                                                             WC
-------------------------     ------------------------------------------------------------------------------------------------------
           5                  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                              PURSUANT TO ITEM 2(d) OR 2(e):                                                                    [ ]
-------------------------     ------------------------------------------------------------------------------------------------------
           6                  CITIZENSHIP OR PLACE OF ORGANIZATION:                                                Delaware
------------------------      -----------------------     --------------------------------------------------------------------------
                                        7                 SOLE VOTING POWER:                                       431,420
        NUMBER OF
          SHARES

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
-------------------------
                              -----------------------     --------------------------------------------------------------------------
                                        8                 SHARED VOTING POWER:                                           0

-------------------------
                              -----------------------     --------------------------------------------------------------------------
                                        9                 SOLE DISPOSITIVE POWER:                                  431,420

-------------------------
                              -----------------------     --------------------------------------------------------------------------
                                        10                SHARED DISPOSITIVE POWER:                                      0

-------------------------
                              ------------------------------------------------------------------------------------------------------
           11                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY
                              REPORTING PERSON:                                                                    431,420
                              ------------------------------------------------------------------------------------------------------
-------------------------
           12                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                              CERTAIN SHARES:                                                                                   [ ]
                              ------------------------------------------------------------------------------------------------------
-------------------------
           13                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                          3.9%
-------------------------     ------------------------------------------------------------------------------------------------------
           14                 TYPE OF REPORTING PERSON:                                        PN
-------------------------     ------------------------------------------------------------------------------------------------------



                                       2

--------------------------------------------------------------------                 -----------------------------------------------
CUSIP No. 000G312151                                                      13D                                               Page 3
--------------------------------------------------------------------                 -----------------------------------------------

-------------------------     ------------------------------------------------------------------------------------------------------
           1                  NAME OF REPORTING PERSON                                         SC FUNDAMENTAL LLC
                              S.S. OR I.R.S. IDENTIFICATION NO.
                              OF ABOVE PERSON
-------------------------     ------------------------------------------------------------------------------------------------------
           2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                      (a) [X]
                                                                                                                     (b) [ ]
-------------------------     ------------------------------------------------------------------------------------------------------
           3                  SEC USE ONLY
-------------------------     ------------------------------------------------------------------------------------------------------
           4                  SOURCE OF FUNDS:                                                             OO
-------------------------     ------------------------------------------------------------------------------------------------------
           5                  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                              PURSUANT TO ITEM 2(d) OR 2(e):                                                                    [ ]
-------------------------     ------------------------------------------------------------------------------------------------------
           6                  CITIZENSHIP OR PLACE OF ORGANIZATION:                                                New York
-------------------------     -----------------------     --------------------------------------------------------------------------
                                        7                 SOLE VOTING POWER:                                             0
        NUMBER OF
          SHARES

       BENEFICIALLY
         OWNED BY

          EACH
        REPORTING

       PERSON WITH
-------------------------
                              -----------------------     --------------------------------------------------------------------------
                                        8                 SHARED VOTING POWER:                                     431,420*

-------------------------
                              -----------------------     --------------------------------------------------------------------------
                                        9                 SOLE DISPOSITIVE POWER:                                        0

-------------------------
                              -----------------------     --------------------------------------------------------------------------
                                        10                SHARED DISPOSITIVE POWER:                                431,420*

-------------------------
                              ------------------------------------------------------------------------------------------------------
           11                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                             431,420*
                              ------------------------------------------------------------------------------------------------------
-------------------------
           12                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                              CERTAIN SHARES:                                                                                   [ ]
                              ------------------------------------------------------------------------------------------------------
-------------------------
           13                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           3.9%
-------------------------     ------------------------------------------------------------------------------------------------------
           14                 TYPE OF REPORTING PERSON:                                        OO
-------------------------     ------------------------------------------------------------------------------------------------------

*Does not include 116,500 shares beneficially owned by Gary Siegler. Mr. Siegler has a nonvoting interest in SC Fundamental LLC. SC Fundamental LLC disclaims beneficial ownership of all such shares.



                                       3

--------------------------------------------------------------------                 -----------------------------------------------
CUSIP No. 000G312151                                                      13D                                               Page 4
--------------------------------------------------------------------                 -----------------------------------------------

-------------------------     ------------------------------------------------------------------------------------------------------
           1                  NAME OF REPORTING PERSON                                         SC FUNDAMENTAL VALUE BVI, LTD.
                              S.S. OR I.R.S. IDENTIFICATION NO.
                              OF ABOVE PERSON
-------------------------     ------------------------------------------------------------------------------------------------------
           2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                      (a) [X]
                                                                                                                     (b) [ ]
-------------------------     ------------------------------------------------------------------------------------------------------
           3                  SEC USE ONLY
-------------------------     ------------------------------------------------------------------------------------------------------
           4                  SOURCE OF FUNDS:                                                             OO
-------------------------     ------------------------------------------------------------------------------------------------------
           5                  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                              PURSUANT TO ITEM 2(d) OR 2(e):                                                                    [ ]
-------------------------     ------------------------------------------------------------------------------------------------------
           6                  CITIZENSHIP OR PLACE OF ORGANIZATION:                                          British Virgin Islands
-------------------------     -----------------------     --------------------------------------------------------------------------
                                        7                 SOLE VOTING POWER:                                          703,280
        NUMBER OF
          SHARES

       BENEFICIALLY
         OWNED BY

          EACH
        REPORTING

        PERSON WITH
-------------------------
                              -----------------------     --------------------------------------------------------------------------
                                        8                 SHARED VOTING POWER:                                              0

-------------------------
                              -----------------------     --------------------------------------------------------------------------
                                        9                 SOLE DISPOSITIVE POWER:                                      703,280

-------------------------
                              -----------------------     --------------------------------------------------------------------------
                                        10                SHARED DISPOSITIVE POWER:                                         0

-------------------------
                              ------------------------------------------------------------------------------------------------------
           11                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY
                              REPORTING PERSON:                                                                        703,280
                              ------------------------------------------------------------------------------------------------------
-------------------------
           12                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                              CERTAIN SHARES:                                                                                  [ ]
                              ------------------------------------------------------------------------------------------------------
-------------------------
           13                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           6.3%
-------------------------     ------------------------------------------------------------------------------------------------------
           14                 TYPE OF REPORTING PERSON:                                        CO
-------------------------     ------------------------------------------------------------------------------------------------------



                                       4

--------------------------------------------------------------------                 -----------------------------------------------
CUSIP No. 000G312151                                                      13D                                               Page 5
--------------------------------------------------------------------                 -----------------------------------------------

-------------------------     ------------------------------------------------------------------------------------------------------
           1                  NAME OF REPORTING PERSON                                         SC-BVI PARTNERS
                              S.S. OR I.R.S. IDENTIFICATION NO.
                              OF ABOVE PERSON
-------------------------     ------------------------------------------------------------------------------------------------------
           2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a) [X]
                                                                                                                    (b) [ ]
 -------------------------     -----------------------------------------------------------------------------------------------------
           3                  SEC USE ONLY
-------------------------     ------------------------------------------------------------------------------------------------------
           4                  SOURCE OF FUNDS:                                                             OO
-------------------------     ------------------------------------------------------------------------------------------------------
           5                  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                              PURSUANT TO ITEM 2(d) OR 2(e):                                                                    [ ]
-------------------------     ------------------------------------------------------------------------------------------------------
           6                  CITIZENSHIP OR PLACE OF ORGANIZATION:                                                 Delaware
-------------------------     -----------------------     --------------------------------------------------------------------------
                                        7                 SOLE VOTING POWER:                                              0
        NUMBER OF
          SHARES

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

        PERSON WITH
-------------------------
                              -----------------------     --------------------------------------------------------------------------
                                        8                 SHARED VOTING POWER:                                      703,280

-------------------------
                              -----------------------     --------------------------------------------------------------------------
                                        9                 SOLE DISPOSITIVE POWER:                                         0

-------------------------
                              -----------------------     --------------------------------------------------------------------------
                                        10                SHARED DISPOSITIVE POWER:                                 703,280

-------------------------
                              ------------------------------------------------------------------------------------------------------
           11                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY
                              REPORTING PERSON:                                                                     703,280
                              ------------------------------------------------------------------------------------------------------
-------------------------
           12                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                              CERTAIN SHARES:                                                                                   [ ]
                              ------------------------------------------------------------------------------------------------------
-------------------------
           13                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           6.3%
-------------------------     ------------------------------------------------------------------------------------------------------
           14                 TYPE OF REPORTING PERSON:                                        PN
-------------------------     ------------------------------------------------------------------------------------------------------



                                       5

--------------------------------------------------------------------                 -----------------------------------------------
CUSIP No. 000G312151                                                      13D                                               Page 6
--------------------------------------------------------------------                 -----------------------------------------------

-------------------------     ------------------------------------------------------------------------------------------------------
           1                  NAME OF REPORTING PERSON                                         PMC - BVI, INC.
                              S.S. OR I.R.S. IDENTIFICATION NO.
                              OF ABOVE PERSON
-------------------------     ------------------------------------------------------------------------------------------------------
           2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a) [X]
                                                                                                                    (b) [ ]
-------------------------     ------------------------------------------------------------------------------------------------------
           3                  SEC USE ONLY
-------------------------     ------------------------------------------------------------------------------------------------------
           4                  SOURCE OF FUNDS:                                                             OO
-------------------------     ------------------------------------------------------------------------------------------------------
           5                  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                              PURSUANT TO ITEM 2(d) OR 2(e):                                                                    [ ]
-------------------------     ------------------------------------------------------------------------------------------------------
           6                  CITIZENSHIP OR PLACE OF ORGANIZATION:                                                 Delaware
-------------------------     -----------------------     --------------------------------------------------------------------------
                                        7                 SOLE VOTING POWER:                                               0
        NUMBER OF
          SHARES

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

                                   PERSON WITH
-------------------------
                              -----------------------     --------------------------------------------------------------------------
                                        8                 SHARED VOTING POWER:                                      703,280

-------------------------
                              -----------------------     --------------------------------------------------------------------------
                                        9                 SOLE DISPOSITIVE POWER:                                          0

-------------------------
                              -----------------------     --------------------------------------------------------------------------
                                        10                SHARED DISPOSITIVE POWER:                                 703,280

-------------------------
                              ------------------------------------------------------------------------------------------------------
           11                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY
                              REPORTING PERSON:                                                                     703,280
                              ------------------------------------------------------------------------------------------------------
-------------------------
           12                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                              CERTAIN SHARES:                                                                                   [ ]
                              ------------------------------------------------------------------------------------------------------
-------------------------
           13                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                        6.3%
-------------------------     ------------------------------------------------------------------------------------------------------
           14                 TYPE OF REPORTING PERSON:                                        CO
-------------------------     ------------------------------------------------------------------------------------------------------



                                       6

--------------------------------------------------------------------                 -----------------------------------------------
CUSIP No. 000G312151                                                      13D                                               Page 7
--------------------------------------------------------------------                 -----------------------------------------------

-------------------------     ------------------------------------------------------------------------------------------------------
           1                  NAME OF REPORTING PERSON                                         SC FUNDAMENTAL VALUE BVI, INC.
                              S.S. OR I.R.S. IDENTIFICATION NO.
                              OF ABOVE PERSON
-------------------------     ------------------------------------------------------------------------------------------------------
           2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a) [X]
                                                                                                                    (b) [ ]
-------------------------     ------------------------------------------------------------------------------------------------------
           3                  SEC USE ONLY
-------------------------     ------------------------------------------------------------------------------------------------------
           4                  SOURCE OF FUNDS:                                                             OO
-------------------------     ------------------------------------------------------------------------------------------------------
           5                  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                              PURSUANT TO ITEM 2(d) OR 2(e):                                                                    [ ]
-------------------------     ------------------------------------------------------------------------------------------------------
           6                  CITIZENSHIP OR PLACE OF ORGANIZATION:                                                 Delaware
-------------------------     -----------------------     --------------------------------------------------------------------------
                                        7                 SOLE VOTING POWER:                                               0
        NUMBER OF
          SHARES

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

                                   PERSON WITH
-------------------------
                              -----------------------     --------------------------------------------------------------------------
                                        8                 SHARED VOTING POWER:                                      703,280

-------------------------
                              -----------------------     --------------------------------------------------------------------------
                                        9                 SOLE DISPOSITIVE POWER:                                          0

-------------------------
                              -----------------------     --------------------------------------------------------------------------
                                        10                SHARED DISPOSITIVE POWER:                                 703,280

-------------------------
                              ------------------------------------------------------------------------------------------------------
           11                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY
                              REPORTING PERSON:                                                                     703,280
                              ------------------------------------------------------------------------------------------------------
-------------------------
           12                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                              CERTAIN SHARES:                                                                                   [ ]
                              ------------------------------------------------------------------------------------------------------
-------------------------
           13                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                          6.3%
-------------------------     ------------------------------------------------------------------------------------------------------
           14                 TYPE OF REPORTING PERSON:                                        CO
-------------------------     ------------------------------------------------------------------------------------------------------



                                       7

--------------------------------------------------------------------                 -----------------------------------------------
CUSIP No. 000G312151                                                      13D                                               Page 8
--------------------------------------------------------------------                 -----------------------------------------------

-------------------------     ------------------------------------------------------------------------------------------------------
           1                  NAME OF REPORTING PERSON                                         PETER M. COLLERY
                              S.S. OR I.R.S. IDENTIFICATION NO.
                              OF ABOVE PERSON
-------------------------     ------------------------------------------------------------------------------------------------------
           2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a) [X]
                                                                                                                    (b) [ ]
-------------------------     ------------------------------------------------------------------------------------------------------
           3                  SEC USE ONLY
-------------------------     ------------------------------------------------------------------------------------------------------
           4                  SOURCE OF FUNDS:                                                             OO/PF
-------------------------     ------------------------------------------------------------------------------------------------------
           5                  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                              PURSUANT TO ITEM 2(d) OR 2(e):                                                                    [ ]
-------------------------     ------------------------------------------------------------------------------------------------------
           6                  CITIZENSHIP OR PLACE OF ORGANIZATION:                                                 United States
------------------------- --- -----------------------     --------------------------------------------------------------------------
                                        7                 SOLE VOTING POWER:                                           20,000*+
        NUMBER OF
          SHARES

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

                                   PERSON WITH
-------------------------
                              -----------------------     --------------------------------------------------------------------------
                                        8                 SHARED VOTING POWER:                                      1,154,700+

-------------------------
                              -----------------------     --------------------------------------------------------------------------
                                        9                 SOLE DISPOSITIVE POWER:                                      20,000*

-------------------------
                              -----------------------     --------------------------------------------------------------------------
                                        10                SHARED DISPOSITIVE POWER:                                 1,154,700

-------------------------
                              ------------------------------------------------------------------------------------------------------
           11                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY
                              REPORTING PERSON:                                                                     1,174,700**
                              ------------------------------------------------------------------------------------------------------
-------------------------
           12                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                              CERTAIN SHARES:                                                                                   [ ]
                              ------------------------------------------------------------------------------------------------------
-------------------------
           13                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                         10.6%+
-------------------------     ------------------------------------------------------------------------------------------------------
           14                 TYPE OF REPORTING PERSON:                                        IN
-------------------------     ------------------------------------------------------------------------------------------------------

*All of such shares are held by Mr. Collery as custodian for his children in the following amounts: (i) Claire Adams Collery: 6,667 shares; (ii) Edward Arnold
Collery: 6,666 shares; and (iii) Elizabeth Adams Collery: 6,667 shares

** Of such amount, 20,000 shares are held by Mr. Collery as custodian for his children as stated immediately above.

+ The Company's By-laws may limit the voting rights of a shareholder to 9.9% of the voting power of the Company.


                                       8

--------------------------------------------------------------------                 -----------------------------------------------
CUSIP No. 000G312151                                                      13D                                               Page 9
--------------------------------------------------------------------                 -----------------------------------------------

-------------------------     ------------------------------------------------------------------------------------------------------
           1                  NAME OF REPORTING PERSON                                         NEIL H. KOFFLER
                              S.S. OR I.R.S. IDENTIFICATION NO.
                              OF ABOVE PERSON
-------------------------     ------------------------------------------------------------------------------------------------------
           2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a) [X]
                                                                                                                    (b) [ ]
-------------------------     ------------------------------------------------------------------------------------------------------
           3                  SEC USE ONLY
-------------------------     ------------------------------------------------------------------------------------------------------
           4                  SOURCE OF FUNDS:                                                             OO/PF
-------------------------     ------------------------------------------------------------------------------------------------------
           5                  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                              PURSUANT TO ITEM 2(d) OR 2(e):                                                                    [ ]
-------------------------     ------------------------------------------------------------------------------------------------------
           6                  CITIZENSHIP OR PLACE OF ORGANIZATION:                                                 United States
-------------------------     -----------------------     --------------------------------------------------------------------------
                                        7                 SOLE VOTING POWER:                                               0
        NUMBER OF
          SHARES

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

                                   PERSON WITH
-------------------------
                              -----------------------     --------------------------------------------------------------------------
                                        8                 SHARED VOTING POWER:                                      1,134,700+

-------------------------
                              -----------------------     --------------------------------------------------------------------------
                                        9                 SOLE DISPOSITIVE POWER:                                          0

-------------------------
                              -----------------------     --------------------------------------------------------------------------
                                        10                SHARED DISPOSITIVE POWER:                                 1,134,700

-------------------------
                              ------------------------------------------------------------------------------------------------------
           11                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY
                              REPORTING PERSON:                                                                     1,134,700
                              ------------------------------------------------------------------------------------------------------
-------------------------
           12                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                              CERTAIN SHARES:                                                                                   [ ]
                              ------------------------------------------------------------------------------------------------------
-------------------------
           13                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                          10.2%+
-------------------------     ------------------------------------------------------------------------------------------------------
           14                 TYPE OF REPORTING PERSON:                                        IN
-------------------------     ------------------------------------------------------------------------------------------------------


+ The Company's By-laws may limit the voting rights of a shareholder to 9.9% of the voting power of the Company.



                                       9

--------------------------------------------------------------------                 -----------------------------------------------
CUSIP No. 000G312151                                                      13D                                               Page 10
--------------------------------------------------------------------                 -----------------------------------------------

-------------------------     ------------------------------------------------------------------------------------------------------
           1                  NAME OF REPORTING PERSON                                         SC FUNDAMENTAL LLC EMPLOYEE SAVINGS
                              S.S. OR I.R.S. IDENTIFICATION NO.                                AND PROFIT SHARING PLAN
                              OF ABOVE PERSON
-------------------------     ------------------------------------------------------------------------------------------------------
           2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                 (a [X]
                                                                                                                (b)[ ]
-------------------------     ------------------------------------------------------------------------------------------------------
           3                  SEC USE ONLY
-------------------------     ------------------------------------------------------------------------------------------------------
           4                  SOURCE OF FUNDS:                                                             WC/OO
-------------------------     ------------------------------------------------------------------------------------------------------
           5                  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                              PURSUANT TO ITEM 2(d) OR 2(e):                                                                   [ ]
-------------------------     ------------------------------------------------------------------------------------------------------
           6                  CITIZENSHIP OR PLACE OF ORGANIZATION:                                                 Delaware
-------------------------     -----------------------     --------------------------------------------------------------------------
                                        7                 SOLE VOTING POWER:                                           20,000
        NUMBER OF
          SHARES

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

                                   PERSON WITH
-------------------------
                              -----------------------     --------------------------------------------------------------------------
                                        8                 SHARED VOTING POWER:                                             0

-------------------------
                              -----------------------     --------------------------------------------------------------------------
                                        9                 SOLE DISPOSITIVE POWER:                                     20,000

-------------------------
                              -----------------------     --------------------------------------------------------------------------
                                        10                SHARED DISPOSITIVE POWER:                                        0

-------------------------
                              ------------------------------------------------------------------------------------------------------
           11                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY
                              REPORTING PERSON:                                                                       20,000
                              ------------------------------------------------------------------------------------------------------
-------------------------
           12                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                              CERTAIN SHARES:                                                                                   [ ]
                              ------------------------------------------------------------------------------------------------------
-------------------------
           13                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                         0.2%
-------------------------     ------------------------------------------------------------------------------------------------------
           14                 TYPE OF REPORTING PERSON:                                        EP
-------------------------     ------------------------------------------------------------------------------------------------------


           This Amendment No. 11 ("Amendment No. 11") amends the Statement on
Schedule 13D (the "Schedule 13D") filed on August 21, 2000, as amended, by and on behalf of SC Fundamental Value Fund, L.P. ("Fund"), SC Fundamental LLC ("SCFLLC"), SC Fundamental Value BVI, LTD. ("BVI Fund"), SC-BVI Partners ("BVI Partners"), PMC-BVI, Inc. ("PMCBVI"), SC Fundamental Value BVI, Inc. ("BVI Inc."), Peter M. Collery ("Collery"), Neil H. Koffler ("Koffler"), and SC Fundamental LLC Employee Savings and Profit Sharing Plan ("SC Plan") as members of a joint filing group (collectively, the "Reporting Persons") with respect to their ownership of common stock, par value $1.00 per share (the "Common Stock"), of ESG Re Limited (the "Company"). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Schedule 13D, as amended.



ITEM 4.    PURPOSE OF THE TRANSACTION

           On February 24, 2003, Collery sent a letter to the Company's Board of Directors requesting that the Board of Directors nominate Collery for election to the Board of Directors at the 2003 annual meeting of shareholders, or to otherwise arrange to add Collery as a director. The letter also indicates that, if the Company does not support Collery becoming a director, he may consider the possibility of soliciting votes for the election of himself, and possibly other individuals, to the Board of Directors at the 2003 annual meeting of shareholders.

           Except as indicated above, the information set forth in Item 4 to the
Schedule 13D remains unchanged.



             [The remainder of this page intentionally left blank.]

                                   SIGNATURES

                     After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated:   February 25, 2003

                           SC FUNDAMENTAL VALUE FUND, L.P.

                           By:    SC Fundamental LLC, as
                                  General Partner


                           By: /s/ Neil H. Koffler
                              --------------------------------------------------
                                Neil H. Koffler, Member


                           SC FUNDAMENTAL LLC


                           By:  /s/ Neil H. Koffler
                              --------------------------------------------------
                                Neil H. Koffler, Member


                           SC FUNDAMENTAL VALUE BVI, LTD.


                           By: SC Fundamental Value BVI, Inc., as managing general partner of investment manager

                           By:  /s/ Neil H. Koffler
                              --------------------------------------------------
                                Neil H. Koffler, Vice President


                           SC-BVI PARTNERS


                           By: SC Fundamental Value BVI, Inc., as managing general partner


                           By:   /s/ Neil H. Koffler
                              --------------------------------------------------
                                Neil H. Koffler, Vice President


                           PMC-BVI, INC.


                           By:   /s/ Neil H. Koffler
                              --------------------------------------------------
                                Neil H. Koffler as Attorney-in-Fact for
                                Peter M. Collery, President (1)

                   SC FUNDAMENTAL VALUE BVI, INC.


                   By:  /s/ Neil H. Koffler
                      ----------------------------------------------------------
                        Neil H. Koffler, Vice President

                        /s/ Neil H. Koffler
                      ----------------------------------------------------------
                        Neil H. Koffler as Attorney-in-Fact for
                        Peter M. Collery (1)

                          /s/ Neil H. Koffler
                      ----------------------------------------------------------
                        Neil H. Koffler


                   SC FUNDAMENTAL LLC EMPLOYEE SAVINGS AND PROFIT SHARING PLAN


                   By:    /s/ Neil H. Koffler
                      ----------------------------------------------------------
                        Neil H. Koffler as Attorney-in-Fact for
                        Peter M. Collery, Trustee (1)






(1) Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery. The Power of Attorney for Mr. Collery is attached as Exhibit 2 to the Schedule 13D.